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                                                                    Exhibit 12.1



                             ESSEX PORTFOLIO, L.P.
 Schedule of computation of Ratio of Earnings to Fixed Charges and Preferred
                              Unit Distributions
                      (Dollars in thousands, except ratios)


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


                                                                        Years ended December 31
                                                        --------------------------------------------------------
                                                           1998                 1997                  1996
                                                        ----------          ------------          --------------
Earnings:
 Income before minority interests
      and extraordinary item                               $ 40,600              $ 34,146             $ 14,970
 Interest expense                                            19,374                12,659               11,442
 Amortization of deferred financing costs                       718                   509                  639
                                                     ---------------      ---------------       --------------
 Total earnings                                            $ 60,692              $ 47,314             $ 27,051
                                                     ===============      ================      ==============
Fixed charges:
 Interest expense                                          $ 19,374              $ 12,659             $ 11,442
 Convertible preferred unit distributions                     3,500                 2,681                  635
 Perpetual preferred unit distributions                       5,595                    --                   --
 Amortization of deferred financing costs                       718                   509                  639
 Capitalized interest                                         3,494                 1,276                  281
                                                     ---------------      ---------------       --------------
  Total fixed charges and preferred
    stock dividends                                        $ 32,681              $ 17,125             $ 12,997
                                                     ===============      ================      ==============
Ratio of earnings to fixed charges
  (excluding preferred unit distributions)                     2.57 X                3.28 X               2.19 X
                                                     ===============      ================      ==============

Ratio of earnings to combined fixed
  charges and preferred unit distributions                     1.86 X                2.76 X               2.08 X
                                                     ===============      ================      ==============
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